Exhibit 10.41

FORM OF 2008 EQUITY PLAN STOCK OPTION ADJUSTMENT LETTER

[Lantheus Holdings, Inc. Letterhead]

[Optionholder Name]

[Optionholder Address]

            , 2014

Re: 2008 Equity Incentive Plan Stock Option Amendment

Dear                     ,

We are writing to inform you that, pursuant to action taken by the Board of Directors of Lantheus Holdings, Inc. (formerly named “Lantheus MI Holdings, Inc., the “Company”), each stock option granted to you under the Company’s 2008 Equity Incentive Plan, as amended (the “2008 Plan”), that is outstanding on the date on which the Registration Statement on Form S-1 relating to the Company’s initial public offering of shares of its common stock becomes effective (such date, the “Determination Date,” and each such option, a “2008 Plan Option”) was amended, and by this letter agreement is being amended, in each case, effective as of, and conditioned upon the occurrence of, the Determination Date, to reflect the following:

1.

Each 2008 Plan Option that is an unvested EBITDA Option (within the meaning of the applicable award agreement for such 2008 Plan Option; each such award agreement, a “2008 Plan Option Award Agreement”) as of the Determination Date (each, an “Unvested 2008 Plan EBITDA Option”) shall: (i) be a time vesting option that cliff vests in full on the date that is the third anniversary of the Determination Date (such date, the “New Vesting Date”); provided, that if prior to the New Vesting Date a Change of Control (as defined in the applicable 2008 Plan Option Award Agreement) occurs, unless the Unvested 2008 Plan EBITDA Options are assumed by the acquirer in such Change of Control transaction or substituted by the acquirer in such Change of Control transaction for awards with substantially the same or comparable terms (including, with respect to then current economic value), (x) (I) a number of Unvested 2008 Plan EBITDA Options shall vest as of immediately prior to the consummation of such Change of Control transaction in an amount equal to the number of Unvested 2008 Plan EBITDA Options that would have otherwise be vested as of the date of such Change of Control transaction if such Unvested 2008 Plan EBITDA Options would have vested from and after the Determination Date in three equal installments at each anniversary of the Determination Date over the three (3) year period from the Determination Date, and any Unvested 2008 Plan EBITDA Option that shall not so vest shall automatically terminate and be forfeited in all respects, and (II) all of the Unvested 2008 Plan EBITDA Options that vest under clause (I) shall be cancelled as of the consummation of such Change of Control transaction and converted into the right to receive (in the form of cash, shares, other property or any combination thereof) the excess, if any, of the value of the consideration to be paid in the Change of Control transaction to holders of the same number of shares of common stock of the Company subject to such Unvested 2008 Plan EBITDA Options over the aggregate exercise price with respect to such Unvested 2008 Plan EBITDA Options, or, if no such excess, zero; provided, further, that if the Unvested 2008 Plan EBITDA Options are assumed or substituted by the acquirer in such Change of Control transaction for awards with substantially the same or comparable terms (including, with respect to then current economic value) and your employment with the Company and its subsidiaries is terminated without Cause or by you for Good Reason, in either case, within twelve (12) months following the consummation of such Change of Control transaction, then (A) each then unvested Unvested 2008 Plan EBITDA Option shall immediately vest in full upon such termination of employment, and (B) any such termination for Good Reason shall otherwise be treated as a termination without Cause for purposes of each Unvested 2008 Plan EBITDA Option; and (ii) otherwise be subject to all of the terms and conditions applicable to each Time Option (within the meaning of the applicable 2008 Plan Option Award Agreement) that was outstanding under the applicable 2008 Plan Option Award Agreement immediately prior to the Determination Date. For example, if you have 1,200 Unvested 2008 Plan EBITDA Options (exercisable for 1,200 shares of common stock of the Company) and a Change of Control transaction for cash occurs two years and three months after the Determination Date, unless the acquirer assumes such options or substitutes them for an equivalent award, 800 of your Unvested 2008 Plan EBITDA Options would vest immediately prior to such Change of Control transaction and the remaining 400 Unvested 2008 Plan EBITDA Options would expire and terminate.

2.	“Good Reason” shall have the meaning ascribed to such term in your employment agreement, if any, with the Company or any of its subsidiaries or, if no such agreement exists or there is no such definition, “Good Reason” shall mean, without your consent: (i) any material reduction in your base salary, or (ii) a relocation of your place of employment by more than 50 miles; provided, that no event described in (i) or (ii) shall constitute Good Reason unless (A) you have given the Company written notice of the conduct of the Company that is alleged to constitute Good Reason, within 30 days following the occurrence of such event, and (B) you have provided the Company at least 30 days following the date on which such notice is provided to cure such conduct and the Company has failed to do so. Failing such cure, a termination of your employment for Good Reason shall be effective on the day following the expiration of such cure period.

3.	From and after the Determination Date, Schedule B of each applicable 2008 Plan Option Award Agreement shall be deleted, and the reference to “Schedule B” in Section 2(a)(ii) in such 2008 Plan Option Award Agreement shall be deemed a reference to this letter agreement.

4.	Except as expressly amended hereby, each applicable 2008 Plan Option Award Agreement shall remain in full force and effect in accordance with its terms. To the extent there is an inconsistency between the terms of such 2008 Plan Option Award Agreement with respect to the terms of an Unvested 2008 Plan EBITDA Option and this letter agreement, the terms of this letter agreement shall prevail and govern.

Sincerely,

Lantheus Holdings, Inc.

Acknowledged and Accepted:

Date:

3